Corporate Presentation January 2016 Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-208905 January 12, 2016

This presentation contains forward-looking statements. All statements other than statements of historical facts contained in this presentation, including statements regarding the anticipated timing of the commercial launch of Canalevia, obtaining MUMS designation, and the timing of expanding the indication for Canalevia to acute diarrhea and the timing of data from planned proof of concept, field and other studies are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this presentation are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this presentation and are subject to a number of risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond our control. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in a dynamic industry and economy. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties that we may face. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise. 1 Forward-Looking Statements

Free Writing Prospectus Statement This presentation highlights basic information about us and the offering to which this communication relates. Because it is a summary, it does not contain all of the information that you should consider before investing in our common stock. We have filed a registration statement (including a prospectus, which currently is in preliminary form) with the US Securities and Exchange Commission (SEC) for the offering to which this presentation relates. The registration statement has not yet become effective. Before you invest, you should read the preliminary prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and the offering. You may access these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov. The preliminary prospectus, dated January 7, 2016, is available on the website at http://www.sec.gov. Alternatively, we or any underwriter participating in the offering will arrange to send you the preliminary prospectus and, when available, the final prospectus and/or any supplements thereto if you contact Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 18th Floor, New York, NY 10019, telephone: 212-813-1010, email: prospectus@aegiscap.com. 2

Public Offering Summary Aegis Capital Corp. Sole Book-runner Approximately $11.0M Offering Size Jaguar Animal Health, Inc. Issuer NASDAQ CAPITAL MARKET/JAGX Exchange/Ticker 15% Primary Over-Allotment 3

GI Product Development Strategy Approved for use in humans Fulyzaq1 (crofelemer) Canalevia™ (Rx) Intellectual property applies globally to all products across species 4 1Fulyzaq was approved by the FDA in 2012 for the symptomatic relief of noninfectious diarrhea in adults with HIV/AIDS on antiretroviral therapy. The product is a registered trademark of and is marketed by Salix Pharmaceuticals, Inc. Neonorm™ (non-prescription)

Investment Highlights The only FDA-approved human anti-secretory diarrhea product1 Significant animal and human data Natural products from Croton lechleri First-in-Class GI Products for Animals Conditional Approval in dogs for Canalevia for CID POC results and continued product development for treatment of ulcers in horses Launch second-generation formulation of Neonorm Calf Commercial launch of Neonorm Foal in US and Neonorm Calf in South America Anticipated Upcoming Milestones Highly conserved Mechanism of Action (MOA) in all mammals Clinical benefit shown in humans, calves, dogs, and foals Rationale for MOA Initiated pivotal clinical trial for acute diarrhea in dogs Soft launch of Neonorm Foal Submitted to FDA all major technical sections for Chemo-Induced Diarrhea (CID) Completed enrollment in POC trial for the treatment of gastric ulcers in horses Initiated study to investigate prophylactic benefit of Neonorm Calf Recent Milestones Expertise in GI product development Medicine, regulatory and commercial experience within animal health Management Team Common educational and promotional activities focus on first-in-class MOA Companion and high-value animal drugs drive long-term business opportunity Commercialization 5 1Fulyzaq was approved by the FDA in 2012 for the symptomatic relief of noninfectious diarrhea in adults with HIV/AIDS on antiretroviral therapy. The product is a registered trademark of and is marketed by Salix Pharmaceuticals, Inc.

Common Pathway and MOA in Mammals

Canalevia and Neonorm are distinct products that act at the same last step in a physiological pathway generally present in mammals, regardless of cause



Intestinal Lumen
Bacterium
Viruses
Drugs/ Chemo
Toxins/ Other
cAMP
cGMP
Ca^{2+}
Intestinal Epithelial Cell
Intestinal Lumen
H_2O
Cl^-
CFTR Channel
CaCC Channel
Intestinal Epithelial Cell
Intestinal Lumen
Product
P
CFTR Channel
CaCC Channel
Cl^-
H_2O
Intestinal Epithelial Cell

Acts locally in the gut and is minimally absorbed systemically

Jaguar ANIMAL HEALTH
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Intellectual Property Portfolio Exclusive worldwide veterinary license to all Napo IP for all veterinary treatment uses and indications for all species of animals Zero to low royalties Exclusive global veterinary license to 2,300+ medicinal plants Eight provisional patent applications, three pending patent applications under the Patent Cooperation Treaty, and one U.S. non-provisional patent application Notices of Allowance for two NP-500 patent applications Jaguar’s drug product candidate to treat diseases related to insulin-resistance in dogs, horses & cats Prebiotic benefits of polyphenols/Croton lechleri-derived products Rifaximin combination 7

Rx Drug Product Candidates

Product Candidate	Species	Indication	Completed/Anticipated Milestones 2015	Completed/Anticipated Milestones 2016
Canalevia		CID	• Submitted all major technical sections for NADA	• 2H, Conditional approval • Commercial launch
		Acute Diarrhea	• Product development meeting with FDA, protocol concurrence • Initiate pivotal trial	• 2H, Complete clinical development program • Initiate filing NADA
Specific formulations of crofelemer		Acute Colitis	• 2H, Safety data	• 1H, Product development meeting with FDA • Initiate filing NADA
		Colonic & Gastric Ulcers	• 2H, Completed enrollment in POC safety & effectiveness study	• 1H, Safety & effectiveness data • 1H, Product development meeting with FDA • 2H, Commence clinical development program
		Acute Diarrhea		• Safety & POC data • Top-line pivotal efficacy data
Virend (topical)		Herpes Virus		• Safety & POC data
Specific formulations of NP-500		Obesity-related Metabolic Dysfunction	• IP, Notice of allowance	
		Metabolic Syndrome	• IP, Notice of allowance	
		Type II Diabetes	• IP, Notice of allowance	

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Canalevia: Diarrhea in Dogs Diarrhea is one of the most common reasons for veterinary and emergency visits for dogs in the US Six million cases annually of acute and chronic watery diarrhea No FDA-approved anti-secretory products for dogs Current treatments Rehydration Diet change Absorbents/binding agents (Pepto-Bismol) Anti-motility agents (Imodium) Antibiotics No current treatments directly address dehydration and watery flow 9

Canalevia: Chemotherapy-Induced Diarrhea (CID) in Dogs Over 230,000 dogs receive chemotherapy in the US Approximately 25% suffer from CID Applied for MUMS designation MUMS designation is similar to ‘‘orphan drug’’ status Submitted all required major technical sections to FDA Same manufacturers as human approved NDA Completed pilot safety study: 25% of dogs entered study with unformed feces and resolved Planned commercialization in 2H 2016 10

Canalevia 2-4 mg/kg or Placebo 2X/3 Days Canalevia: Acute Diarrhea Proof of Concept Study -- 39 dogs evaluated Bacterial Infection Pancreatitis Dietary Indiscretion Giardia Infection 11 Treatment: All dogs received “standard of care” for diarrhea (oral/IV fluids for rehydration or disease-specific medications) Evaluation Dogs “scored” 6X/day for fecal consistency Endpoints Feces consistency: 1. Resolution 2. Responder Enrollment Criteria 4 – 5 Fecal Formation

Canalevia: Clinical Results Response in Canalevia arm is greater than placebo on all days by >10% Resolution: 91% vs. 50% p = 0.007 Responsiveness: 92% vs. 44% p = 0.046 12 Day 1 Day 2 Day 3 Day 4 Placebo 6.7% 33.3% 53.3% 44.4% Canalevia 17.4% 50.0% 69.6% 91.7% 6.7% 33.3% 53.3% 44.4% 17.4% 50.0% 69.6% 91.7% 0.0% 10.0% 20.0% 30.0% 40.0% 50.0% 60.0% 70.0% 80.0% 90.0% 100.0% Responsiveness Number of Days Clinical Responsiveness of Canalevia vs. Placebo

Canalevia: Pathway to Commercialization 13 Expand label indication for Canalevia to acute diarrhea, regardless of cause Development Meeting with FDA, Protocol Concurrence, 2015 Pivotal efficacy initiation in 2015 Commercial launch for CID expected in 2016 Commercial launch expected in 2017

Equine Ulcer Opportunity

- Proof of concept study enrollment completed
- POC results in Q1, 2016
- 97% of high performance horses have either gastric or colonic ulcers*
- 63% of high performance horses have colonic ulcers*
- 87% of high performance horses have gastric ulcers*
- 54% of high performance horses have both colonic and gastric ulcers*
- No marketed FDA-approved treatments for colonic ulcers in horses
- Chronic treatment cost ~$50/day
- International synergies for market awareness and demand
- ~4 million high performance horses in US



*Pellegrini, Franklin L., Results of a large-scale necroscopic study of equine colonic ulcers. J Equine Vet Sci 2005; v. 25, no. 3; 113-117.

Jaguar ANIMAL HEALTH
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Neonorm: Non-Prescription Products Products Species Use Anticipated Milestones 2015 2016 Neonorm Calf Improve gut health and normalize stool formation in pre-weaned dairy calves with scours Field studies: Include evaluation of herd-wide prophylactic & prebiotic benefits. Initial results support prebiotic effect and beneficial results of Neonorm on weight gain in preweaned calves Launch second-generation formulation (administered in liquid) South American commercial launch Species-specific formulations of Neonorm Normalize fecal formation (horse foals) 2H, POC positive results 2H, Soft-launched at American Association of Equine Practitioners Trade Show 1H, Commercial launch Normalize fecal formation (adult horses & other farm/production animals) Initiate POC studies in various species based on market research 15

16 A new and unique way to promote normal fecal formation and reduce water loss in foals There are currently no anti-secretory products commercially available for the foal market Premiered product December 2015 at the American Association of Equine Practitioners Trade Show in Las Vegas

Study Objective: Determine the safety, tolerability, and efficacy of Neonorm Foal Neonorm Foal Proof-of-Concept Study Conclusion: This exploratory study demonstrated the effectiveness of Neonorm Foal vs. placebo in the treatment of diarrhea amongst foals from birth to 16 weeks. 1Responder: A foal who achieved a formed stool by the end of the treatment period. 2Resolution: A foal who achieved a formed stool (1 or 2) at any point at any post-baseline assessment. 17

18 Study Objective: Evaluate severity and incidence of diarrhea, mortality and weight gain. Conclusion: The total economic benefit from health endpoints, such as weight gain, from Neonorm could be ~$110 per calf. Neonorm Calf E. coli Challenge Study* Average Daily Calf Fecal Scores Neonorm significantly decreased severity of watery diarrhea (p=0.0133) # of Calves Mortality Average Daily Weight Gain After 25 Days Neonorm Calf 20 5% (1 calf) 15.5 pounds (281 g/day) Placebo 19 21% (4 calves) 12.1 pounds (219 g/day) Average Duration of Watery Diarrhea (Score ≥2) Average Duration of Severe Watery Diarrhea (Score 3 or 4) Neonorm Calf 3.03 days 1.10 days Placebo 5.16 days 2.42 days Health and Economic Impacts *Study published in American Dairy Science Association’s Journal of Dairy Science, fall 2015

Neonorm Calf: Field Studies1 Two recently completed field studies: Study conducted in association with Cornell University College of Veterinary Medicine and Field study in Wisconsin further supports benefits related to supporting reductions in water loss associated with diarrhea and supporting weight gain in preweaned calves Recently completed Cornell study supports benefit on optimization of intestinal microbiome in calves Cornell trial to investigate this potential prebiotic and prophylactic benefit Second-generation formulation of Neonorm—for entire herd management—that can be administered in water and/or milk replacer 19 1These are results from the two field studies conducted to support Jaguar’s commercial launch of Neonorm.

Jaguar Commercial Strategy Focused direct sales force, unique Mechanism of Action Educational outreach to key opinion leaders and decision makers Complement major distribution partnerships Transferable as we expand from production to companion animals Meaningful partnerships in international markets: example, signed distribution agreement with Biogenesis Bagó, South America’s largest veterinary biotechnology company 20 Biogenesis Bagó agreement covers red-shaded regions Each dot represents 1,500 cows (Reprinted by permission; March 25, 2013 Hoard's Dairyman Magazine)

US Market Opportunity Canalevia Market Neonorm Market Rx Companion Animals US Population: 74.0M Cats, 70.0M Dogs Non-Prescription Dairy, Beef, Horses Population Incidence >11.0M Dairy Calves 23.9%* ~22.0M Beef Calves 2.4%** 9.2M Horses >10% *Incidence in dairy heifer calves **Beef calves < 3 weeks old Total Cases Acute Cases 6.0M Dogs ~ 2/3 2.9M cats ~ 2/3 3.9M Performance Horses 21

Selected Milestones

Legend: Results/Filing; Commercial Launch

Companion Animals (Rx)

2014
- Canalevia CID in Dogs Initiate Regulatory Filing

2015
- Completed Enrollment for Horse Ulcers POC Study
- Horse Acute Colitis Safety Results
- Filing of All Required Major Technical Sections for Canalevia CID
- Successful POC Study, Canalevia (Dogs) Acute Diarrhea
- Canalevia (Dogs) Acute Diarrhea - Product Development Meeting FDA; Initiate Pivotal Trial

2016
- Horse Ulcers POC Results
- Horse Ulcers Pivotal Trial
- Horse Acute Colitis Initiate NADA Filing
- Cat Acute Diarrhea Safety & POC Results
- Virend Cat Safety & POC Results
- Canalevia (Dogs) Acute Diarrhea - Initiate NADA Filing
- Canalevia CID Launch

Production Animals (Non-Prescription)

2014
- Neonorm Launch in Dairy Calves
- Horse Safety Results

2015
- Neonorm Calf Study Published in *Journal of Dairy Science*
- Neonorm Field Study Results in Dairy Calves
- Horse Foals Safety & Efficacy Results
- Soft Launch Neonorm Foal
- Distribution Agreement Signed with Bagó

2016
- Neonorm Calf Launch in South America with Biogenesis Bagó
- Commercial Launch Neonorm Foal
- Commercial Launch, Neonorm Adult Horses
- Enter Additional International Partnerships
- Neonorm Prophylactic Herd Management Study in Dairy Calves

Jaguar ANIMAL HEALTH

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Jaguar Commercialization Horizon R&D/GI Expertise First-in-class products ONGOING LAUNCH: Neonorm Calf Pivotal Trial: Canalevia-Dogs- Acute Diarrhea Canalevia- CID in Dogs- Initiate Regulatory Filing LAUNCH: Neonorm Foal LAUNCH:* Canalevia – CID in Dogs LAUNCH:* Acute Colitis in Horses LAUNCH:* Acute Diarrhea Canalevia Label Expansion LAUNCH:* Acute Diarrhea Cats Rx value-adding events Rx Launch: dogs, horses, cats Non-Rx Launch: calves, horses 2015 2017 2016 2014 *Contingent upon FDA approval POC Data, Ulcers in Horses LAUNCH:* Ulcers in Horses LAUNCH: Biogenesis Bagó Neonorm Calf Safety Data, Horse Acute Colitis Pivotal trial, Colonic & Gastric Ulcers in Horses 23

Capital Structure1 (Excluding shares to be issued in the proposed offering) Shares Outstanding % Common Stock 8,124,923 81.6% Equity Awards-Stock Options (2) 1,026,339 10.3% Equity Awards-Restricted Stock Units (3) 55,536 0.6% Warrants to Purchase Common Stock (4) 748,872 7.5% Fully Diluted Common Shares(5)(6) 9,955,670 100% (1) As of December 31, 2015. (2) Consists of 693,006 options outstanding issued under the 2013 Equity Incentive Plan at a weighted average strike price of $3.74 per share; 226,500 options outstanding issued under the 2014 Stock Incentive Plan at a weighted average strike price of $4.27 per share; and 106,833 options available for grant under the 2014 Stock Incentive Plan. (3) Includes 27,768 employee RSUs which vested on 1/1/2016. The remaining 27,768 employee RSUs vest on 7/1/2017. (4) Weighted average warrant exercise price of $5.37 per share. (5) Does not include 26,785 convertible note shares not automatically converted at the offering. (6) Does not include 550,000 shares added to the 2014 Stock Incentive Plan contingent upon stockholder approval. 24

Use of Proceeds (Offering size of approximately $11.0 million) Amount ($ Mil.) % Canalevia clinical studies and regulatory approval costs 1.9. 17.3% Other Rx clinical studies and regulatory approval costs 1.5. 13.6% Commercial activities for Canalevia and Neonorm inside and outside the US 2.0. 18.2% Studies and field trials for Neonorm for calves, horses & foals 0.5. 4.6% Species specific formulations for all of our products 0.4. 3.6% Third-party manufacturing; including Indena S.p.A 0.4. 3.6% Working capital and general corporate purposes1 4.3. 39.1% TOTAL 11.0. 100% 1Includes offering-related costs 25

Investment Highlights The only FDA-approved human anti-secretory diarrhea product1 Significant animal and human data Natural products from Croton lechleri First-in-Class GI Products for Animals Conditional Approval in dogs for Canalevia for CID POC results and continued product development for treatment of ulcers in horses Launch second-generation formulation of Neonorm Calf Commercial launch of Neonorm Foal in US and Neonorm Calf in South America Anticipated Upcoming Milestones Highly conserved Mechanism of Action (MOA) in all mammals Clinical benefit shown in humans, calves, dogs, and foals Rationale for MOA Initiated pivotal clinical trial for acute diarrhea in dogs Soft launch of Neonorm Foal Submitted to FDA all major technical sections for Chemo-Induced Diarrhea (CID) Completed enrollment in POC trial for the treatment of gastric ulcers in horses Initiated study to investigate prophylactic benefit of Neonorm Calf Recent Milestones Expertise in GI product development Medicine, regulatory and commercial experience within animal health Management Team Common educational and promotional activities focus on first-in-class MOA Companion and high-value animal drugs drive long-term business opportunity Commercialization 26 1Fulyzaq was approved by the FDA in 2012 for the symptomatic relief of noninfectious diarrhea in adults with HIV/AIDS on antiretroviral therapy. The product is a registered trademark of and is marketed by Salix Pharmaceuticals, Inc.

Management Team Lisa Conte Founder, Chief Executive Officer & President 25+ years of industry experience Obtained first anti-secretory human product FDA approval Karen Wright Chief Financial Officer 30+ years of financial experience with biotech companies Former head of finance for Clene Nanomedicine John Kallassy Chief Operating Officer Former CEO of Zargis Medical Corp., which developed and sold human cardiac diagnostic devices Former CFO of Speedus Corp. Michael Guy, DVM, MS, PhD Vice President & Clinical Veterinarian 20+ years of pharmaceutical R&D experience Former Director of Morris Animal Foundation’s Canine Lifetime Health Project Brett McKusick, DVM, MS, PhD Head of Regulatory Affairs 20+ years of clinical and animal health R&D experience Former Veterinary Medical Officer, FDA CVM Steven King, Ph.D. Executive Vice President, Ethnobotany & Supply 22+ years experience surrounding supply of crofelemer Previously with Napo David Sesin Vice President, Project Management 30+ years of chemistry-related experience in biotech fields Former Director of Chemistry at Bayer CropScience Ian Parker Vice President, Commercial Operations Longtime veteran of animal health industry Former sales & marketing head for Bioniche Animal Health’s US subsidiary 27

Board of Directors James Bochnowski Chairman Founder of Delphi Ventures, one of the first VC firms to focus exclusively on investing in life sciences companies Co-founded Technology Venture Investors Lisa Conte Founder, CEO & President 25+ years of industry experience Obtained first anti-secretory human product FDA approval Jiahao Qiu Director Principal of BioVeda China Fund, a life science investment firm Extensive experience evaluating, managing & investing in life science companies Zhi Yang, Ph.D. Director Chairman, Managing Partner and Founder of BioVeda China Fund Advisor to the China Health and Medical Development Foundation, under China’s Ministry of Health Folkert Kamphuis Director Former Global Head of Strategic Planning at Novartis Animal Health 20+ years in executive roles at Pfizer Animal Health/Pharmacia and Merial 28

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